FOR IMMEDIATE RELEASE	CONTACT:	Lisa Miles 703.251.8637
lisamiles@maximus.com
Date: May 10, 2018

MAXIMUS Reports Fiscal Year 2018 Second Quarter Results

(RESTON, Va. - May 10, 2018) - MAXIMUS (NYSE: MMS), a leading provider of government services worldwide, today reported financial results for the three and six months ended March 31, 2018.

Highlights for the second quarter of fiscal year 2018 include:

•	Revenue of $612.8 million compared to $622.0 million reported for the same period last year

•	Diluted earnings per share of $0.84 compared to $0.80 for the same period last year

•	Cash flows from operations of $78.7 million and free cash flow of $72.0 million

•	Year-to-date signed contract awards of $1.4 billion and contracts pending (awarded but unsigned) of
$489.1 million at March 31, 2018

•	Sales pipeline of $3.0 billion at March 31, 2018

•	Updated fiscal 2018 revenue and diluted earnings per share guidance

For the second quarter of fiscal 2018, revenue decreased 1% to $612.8 million compared to $622.0 million reported for the same period last year. The decrease was due to the expected revenue decline in the
U.S. Federal Services Segment from contracts that ended.

Total company operating margin for the second quarter of fiscal 2018 was 11.6% and tempered by $2.3 million of restructuring costs (or $0.02 of diluted earnings per share). The restructuring is part of the Company's ongoing efforts to right-size resources in its U.K. human services business as mainstream employment services programs come to an expected end and governments focus on more specialized health and employment programs supporting people with disabilities and other vulnerable populations.

For the second quarter of fiscal 2018, net income attributable to MAXIMUS totaled $55.5 million (or $0.84 of diluted earnings per share). Diluted earnings per share for the second quarter benefited by $0.02 from the lower provision for income taxes due to a revision to the estimate of the one-time benefit for the reduction in deferred income taxes, resulting from the new tax reform law. This compares to fiscal 2017 second quarter diluted earnings per share of $0.80.

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Health Services Segment
Health Services Segment revenue for the second quarter of fiscal 2018 increased 5% to $365.6 million compared to $349.0 million reported for the same period last year. The increase in revenue was driven by organic growth and favorable currency exchange movements. On a constant currency basis, segment revenue growth would have been 2%.

Operating margin for the second quarter of fiscal 2018 was strong at 17.2% compared to 16.2% reported for the prior-year period. Operating margin expansion was driven by solid operational performance in certain contracts including the U.K. Health Assessment Advisory Service that achieved its full year volume targets for contract year three, and to a lesser extent, benefits tied to certain contracts, including the terminated
Fit for Work contract as the Company closed out major elements of the program during the second quarter.

U.S. Federal Services Segment
U.S. Federal Services Segment revenue for the second quarter of fiscal 2018 decreased 20% to $116.3 million compared to $145.4 million reported for the same period last year. As previously disclosed, the lower revenue was largely due to contracts that ended, including non-recurring temporary disaster relief work that ended earlier than anticipated.

Operating margin for the second quarter of fiscal 2018 was 8.5% compared to 12.1% reported for the prior-year period. Operating margin was lower in the second quarter due to a one-time $2.9 million charge to renegotiate a relationship with one of the Company's subcontractors on a large BPO program. Under the new arrangement, MAXIMUS will now assume the majority of this work, which will increase revenue and operating income on this contract in future periods.

Human Services Segment
Human Services Segment revenue for the second quarter of fiscal 2018 increased 2% to $130.8 million compared to $127.7 million reported for the same period last year driven by favorable foreign exchange rates. On a constant currency basis, segment revenue would have decreased 1%.

Operating margin for the second quarter of fiscal 2018 was 2.6% compared to 7.5% reported for the prior-year period. Operating margin was lower than expected due to a contract extension that was not signed during the quarter and lower volumes on a contract outside the U.S. As expected, operating margin was also tempered by a number of new contracts that are in the start-up phase but performing as expected.

Sales and Pipeline
Year-to-date signed contract awards at March 31, 2018 totaled $1.4 billion and contracts pending (awarded but unsigned) totaled $489.1 million. During the quarter, MAXIMUS received notification of award for the Australia Disability Employment Services rebid.

The sales pipeline at March 31, 2018 was $3.0 billion (comprised of approximately $0.7 billion in proposals pending, $0.3 billion in proposals in preparation, and $2.0 billion in opportunities tracking). This compares to a pipeline of $3.2 billion at December 31, 2017. The sequential decline is due to the conversion of the Australia Disability Employment Services rebid into awarded unsigned (contracts pending), as well as the delay of approximately $600 million in requests for proposals (RFPs) that moved out of the pipeline’s six-month horizon.

Balance Sheet and Cash Flows
Cash and cash equivalents at March 31, 2018 totaled $253.2 million. For the three months ended March 31, 2018, cash flows from operations totaled $78.7 million, with free cash flow of $72.0 million.

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At March 31, 2018, days sales outstanding (DSO) were 68 and consistent with the prior year.

On February 28, 2018, MAXIMUS paid a quarterly cash dividend of $0.045 per share. On April 11, 2018, the Company announced a $0.045 per share cash dividend, payable on May 31, 2018 to shareholders of record on May 15, 2018.

Outlook
MAXIMUS is updating its fiscal 2018 revenue and earnings guidance. The Company now expects revenue to range between $2.400 billion and $2.440 billion for fiscal 2018. This compares to the Company's previous revenue guidance of $2.475 billion and $2.550 billion. MAXIMUS has revised its guidance because it has not booked sufficient new in-year awards.

As a result of the lowered revenue, MAXIMUS is narrowing its fiscal 2018 earnings guidance and now expects GAAP diluted earnings per share to range between $3.30 and $3.40 for fiscal 2018. This compares to the Company's previous earnings guidance of $3.30 to $3.50.

The Company’s guidance does not include any future acquisitions or future legal expenses or recoveries.

"The core of our business is sound and the macro trends remain in our favor. We have a number of initiatives underway to comprehensively determine the best path for long-term growth. We are analyzing current markets where we could play a more meaningful role, taking a fresh look at adjacent markets that hold promise, and continuing to advance our M&A strategy. We have taken immediate steps to best align MAXIMUS for the long term and we will execute our plan over the next 24 months," commented MAXIMUS CEO Bruce Caswell.

Conference Call and Webcast Information
MAXIMUS will host a conference call this morning, May 10, 2018, at 9:00 a.m. (ET). The call is open to the public and is available by webcast at http://investor.maximus.com or by phone at:

877.407.8289 (Domestic)/+1.201.689.8341 (International)

For those unable to listen to the live call, a replay will be available through May 24, 2018. Callers can access the replay by calling:

877.660.6853 (Domestic)/+1.201.612.7415 (International)
Replay conference ID number: 13679058

About MAXIMUS
Since 1975, MAXIMUS has operated under its founding mission of Helping Government Serve the People®, enabling citizens around the globe to successfully engage with their governments at all levels and across a variety of health and human services programs. MAXIMUS delivers innovative business process management and technology solutions that contribute to improved outcomes for citizens and higher levels of productivity, accuracy, accountability and efficiency of government-sponsored programs. With more than 20,000 employees worldwide, MAXIMUS is a proud partner to government agencies in the United States, Australia, Canada, Saudi Arabia, Singapore and the United Kingdom. For more information, visit maximus.com.

Non-GAAP Measures
We utilize non-GAAP measures where we believe it will assist the user of our financial statements in understanding our business. The presentation of these measures is meant to complement, and not replace, other financial measures in this document. The presentation of non-GAAP numbers is not meant to be

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | MAXIMUS.COM

considered in isolation, nor as alternatives to revenue growth, cash flows from operations or net income as measures of performance. These non-GAAP measures, as determined and presented by us, may not be comparable to related or similarly titled measures presented by other companies.

In this news release, we use the non-GAAP measures organic revenue growth, constant currency movement and free cash flow. A description of these measures, including a description of our use of these measures and our methodology for calculating them, is included in our most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission on November 20, 2017. We have included a reconciliation of free cash flow to cash flows from operations in this news release.

Statements that are not historical facts, including statements about the Company’s confidence and strategies and the Company’s expectations about revenues, results of operations, profitability, future contracts, market opportunities, acquisitions, technology-driven innovations, digital transformation, market demand or acceptance of the Company’s current or future products or services, are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company’s most recent Annual Report filed with the Securities and Exchange Commission, found on maximus.com.

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MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2018	2017	2018	2017
Revenue	$612,787	$622,047	$1,235,935	$1,229,611
Cost of revenue	463,984	469,730	935,172	932,476
Gross profit	148,803	152,317	300,763	297,135
Selling, general and administrative expenses	72,559	68,596	142,118	133,994
Amortization of intangible assets	2,603	3,386	5,321	6,788
Restructuring costs	2,320	—	2,320	2,242
Operating income	71,321	80,335	151,004	154,111
Interest expense	157	744	325	1,593
Other income, net	1,392	417	1,679	680
Income before income taxes	72,556	80,008	152,358	153,198
Provision for income taxes	17,450	26,911	37,300	53,772
Net income	55,106	53,097	115,058	99,426
(Loss)/income attributable to noncontrolling interests	(386)	582	475	247
Net income attributable to MAXIMUS	$55,492	$52,515	$114,583	$99,179
Basic earnings per share attributable to MAXIMUS	$0.84	$0.80	$1.74	$1.51
Diluted earnings per share attributable to MAXIMUS	$0.84	$0.80	$1.73	$1.50
Dividends paid per share	$0.045	$0.045	$0.09	$0.09
Weighted average shares outstanding:
Basic	65,856	65,549	65,857	65,669
Diluted	66,268	65,947	66,223	65,989

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MAXIMUS, Inc.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31, 2018	September 30, 2017
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$253,227	$166,252
Accounts receivable — billed and billable	415,008	394,338
Accounts receivable — unbilled	41,202	36,475
Income taxes receivable	1,677	4,528
Prepaid expenses and other current assets	47,918	55,649
Total current assets	759,032	657,242
Property and equipment, net	90,741	101,651
Capitalized software, net	22,601	26,748
Goodwill	405,082	402,976
Intangible assets, net	94,109	98,769
Deferred contract costs, net	14,673	16,298
Deferred compensation plan assets	29,703	28,548
Deferred income taxes	7,625	7,691
Other assets	6,934	10,739
Total assets	$1,430,500	$1,350,662
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$119,589	$122,083
Accrued compensation and benefits	81,833	105,667
Deferred revenue	52,743	71,722
Income taxes payable	11,652	4,703
Other liabilities	13,534	12,091
Total current liabilities	279,351	316,266
Deferred revenue, less current portion	23,802	28,182
Deferred income taxes	10,997	20,106
Deferred compensation plan liabilities, less current portion	30,904	30,707
Other liabilities	19,118	9,633
Total liabilities	364,172	404,894
Shareholders’ equity:
Common stock, no par value	487,385	475,592
Accumulated other comprehensive loss	(24,435)	(27,619)
Retained earnings	599,630	492,112
Total MAXIMUS shareholders’ equity	1,062,580	940,085
Noncontrolling interests	3,748	5,683
Total equity	1,066,328	945,768
Total liabilities and equity	$1,430,500	$1,350,662

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MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2018	2017	2018	2017
Cash flows from operations:
Net income	$55,106	$53,097	$115,058	$99,426
Adjustments to reconcile net income to cash flows from operations:
Depreciation and amortization of property, equipment and capitalized software	13,355	15,405	27,074	29,967
Amortization of intangible assets	2,603	3,386	5,321	6,788
Deferred income taxes	(14,886)	(11,631)	(9,179)	(5,721)
Stock compensation expense	5,922	5,345	11,324	10,234

Change in assets and liabilities:
Accounts receivable — billed and billable	25,859	(4,657)	(18,522)	10,030
Accounts receivable — unbilled	(10,265)	(1,447)	(4,730)	(3,445)
Prepaid expenses and other current assets	2,507	1,267	8,526	7,512
Deferred contract costs	381	954	1,794	998
Accounts payable and accrued liabilities	(14,558)	(3,144)	(3,171)	(17,719)
Accrued compensation and benefits	14,197	10,944	(15,391)	(6,293)
Deferred revenue	(11,384)	(5,757)	(23,789)	(15,853)
Income taxes	8,992	3,813	18,634	20,715
Other assets and liabilities	872	(1,867)	3,620	209
Cash flows from operations	78,701	65,708	116,569	136,848

Cash flows from investing activities:
Purchases of property and equipment and capitalized software costs	(6,661)	(5,207)	(13,175)	(12,975)
Acquisition of part of noncontrolling interest	(157)	—	(157)	—
Proceeds from the sale of a business	—	—	—	385
Other	138	175	183	218
Cash used in investing activities	(6,680)	(5,032)	(13,149)	(12,372)

Cash flows from financing activities:
Cash dividends paid to MAXIMUS shareholders	(2,935)	(2,917)	(5,865)	(5,837)
Repurchases of common stock	—	(91)	(1,038)	(28,858)
Tax withholding related to RSU vesting	—	(12)	(8,529)	(9,267)
Borrowings under credit facility	65,000	70,000	124,683	135,000
Repayment of credit facility and other long-term debt	(76,596)	(104,761)	(124,752)	(184,828)
Other	(2,130)	—	(2,130)	(1,145)
Cash used in financing activities	(16,661)	(37,781)	(17,631)	(94,935)

Effect of exchange rate changes on cash and cash equivalents	962	2,200	1,186	(878)

Net increase in cash and cash equivalents	56,322	25,095	86,975	28,663

Cash and cash equivalents, beginning of period	196,905	69,767	166,252	66,199

Cash and cash equivalents, end of period	$253,227	$94,862	$253,227	$94,862

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MAXIMUS, Inc.
SEGMENT INFORMATION
(Amounts in thousands)
(Unaudited)

	Three Months Ended March 31,				Six Months Ended March 31,
	2018	% (1)	2017	% (1)	2018	% (1)	2017	% (1)
Revenue:
Health Services	$365,633	100%	$348,994	100%	$717,723	100%	$689,723	100%
U.S. Federal Services	116,327	100%	145,370	100%	249,310	100%	286,668	100%
Human Services	130,827	100%	127,683	100%	268,902	100%	253,220	100%
Total	$612,787	100%	$622,047	100%	$1,235,935	100%	$1,229,611	100%

Gross Profit:
Health Services	$98,207	26.9%	$86,454	24.8%	$189,263	26.4%	$164,688	23.9%
U.S. Federal Services	27,374	23.5%	36,571	25.2%	60,732	24.4%	74,147	25.9%
Human Services	23,222	17.8%	29,292	22.9%	50,768	18.9%	58,300	23.0%
Total	$148,803	24.3%	$152,317	24.5%	$300,763	24.3%	$297,135	24.2%

Selling, general, and administrative expense:
Health Services	$35,190	9.6%	$29,914	8.6%	$68,606	9.6%	$58,021	8.4%
U.S. Federal Services	17,540	15.1%	18,927	13.0%	34,188	13.7%	38,622	13.5%
Human Services	19,829	15.2%	19,663	15.4%	39,324	14.6%	36,902	14.6%
Other (2)	—	NM	92	NM	—	NM	449	NM
Total (3)	$72,559	11.8%	$68,596	11.0%	$142,118	11.5%	$133,994	10.9%

Operating income:
Health Services	$63,017	17.2%	$56,540	16.2%	$120,657	16.8%	$106,667	15.5%
U.S. Federal Services	9,834	8.5%	17,644	12.1%	26,544	10.6%	35,525	12.4%
Human Services	3,393	2.6%	9,629	7.5%	11,444	4.3%	21,398	8.5%
Amortization of intangible assets	(2,603)	NM	(3,386)	NM	(5,321)	NM	(6,788)	NM
Restructuring costs (4)	(2,320)	NM	—	NM	(2,320)	NM	(2,242)	NM
Other (2)	—	NM	(92)	NM	—	NM	(449)	NM
Total	$71,321	11.6%	$80,335	12.9%	$151,004	12.2%	$154,111	12.5%

(1)    Percentage of respective segment revenue. Percentages not considered meaningful are marked “NM.”

(2)
Other costs and credits relate to SG&A balances that do not relate directly to segment business activities. During the six months ended March 31, 2017 we incurred $0.4 million of legal costs pertaining to a matter which occurred in fiscal year 2009.

(3)
During fiscal year 2018, we updated our methodology for allocation of costs which resulted in certain costs which had been within Cost of Revenue now being classified as SG&A. If we had utilized the same methodology in fiscal year 2018 as we had in fiscal year 2017, we estimate that SG&A would have been lower by approximately $1.3 million and $2.5 million during the three and six months ended March 31, 2018, respectively.

(4)	During fiscal years 2018 and 2017, we incurred costs in restructuring our United Kingdom human services business.

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MAXIMUS, Inc.
FREE CASH FLOW
(Non-GAAP measure)
(Amounts in thousands)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2018	2017	2018	2017
Cash flows from operations	$78,701	$65,708	$116,569	$136,848
Purchases of property and equipment and capitalized software costs	(6,661)	(5,207)	(13,175)	(12,975)
Free cash flow	$72,040	$60,501	$103,394	$123,873

-XXX-

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